Exhibit 23.2





                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Newmont Mining Corporation of our report dated February 1, 1997, except for the fifth paragraph of Note 1, which is as of March 10, 1997, pertaining to the consolidated financial statements of Santa Fe Pacific Gold Corporation and Subsidiaries which appears on page 21 of Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 1997. It should be noted, however, that such financial statements are not included in such Annual Report on Form 10-K.



/s/ Pricewaterhouse Coopers LLP
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PricewaterhouseCoopers LLP
Phoenix, Arizona
December 17, 1998